Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 19, 2017 (the “Effective Date”) is entered into by and between Fit Pay, Inc Subsidiary of Nxt-ID, a Delaware corporation (the “Company”), and Michael J. Orlando (the “Executive”) (collectively, the “Parties,” individually, a “Party”).

W I T N E S S E T H:

WHEREAS, Company and the Executive desire to formalize the employment relationship that will exist between Company and the Executive from and after the Effective Date by means of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions. As used in this Agreement:

1.1       The term “Board” means the Board of Directors of Nxt-ID, Inc. the Company’s parent company (the “Parent”).

1.2       The term “Compensation Committee” shall mean the Compensation Committee of the Parent.

2.	Employment.

2.1       Title. The Executive shall serve as the Chief Operating Officer (“COO”) of the Company and President of the wholly owned subsidiary, Fit Pay, Inc. and agrees to perform services for the Company and such other affiliates of the Company, as described herein.

2.2       Term. The Company agrees to employ Executive pursuant to the terms of this Agreement, and Executive agrees to be so employed for a term of one year (the “Initial Term”), commencing on the Effective Date. On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods (each a “Renewal Term”), provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to such anniversary date. Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated in accordance with Section 5. The period of time between the Effective Date and the termination of Executive's employment hereunder shall be referred to herein as the “Employment Term”.

2.3       Duties and Responsibilities. The Executive shall report to the Chief Executive Officer of the Parent (the “CEO”) and in his capacity as an officer of the Company shall perform such duties and services as may be appropriate and as are assigned to him by the CEO.

2.4       Performance of Duties. During the term of the Agreement, except as otherwise approved by the Board or as provided below, the Executive agrees to devote his full business time, effort, skill and attention to the affairs of the Company and its affiliates, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. The foregoing shall not, however, preclude Executive from devoting reasonable time, attention and energy in connection with the following activities, provided that such activities do not materially interfere with the performance of his duties and services hereunder:

(1)         serving as a director, consultant, or a member of a committee of any company or organization, if serving in such capacity does not involve any conflict with the business of the Company or any of its affiliates and such other company or organization is not in competition, in any manner whatsoever, with the business of the Company or any of its affiliates;

(2)	fulfilling speaking engagements;

(3)	engaging in charitable and community activities;

(4)	managing his personal business and investments; and

(5)	any other activity approved of by the Board.

2.5       Representations and Warranties of the Executive with Respect to Conflicts, Past Employers and Corporate Opportunities. The Executive represents and warrants that:

(1)       his employment by the Company will not conflict with any obligations which he has to any other person, firm or entity;

(2)       he has not brought to the Company (during the period before the signing of this Agreement) and he will not bring to the Company any materials or documents of a former or present employer, or any confidential information or property of any other person, firm or entity; and

(3)       he will not, without disclosure to and approval of the Board, directly or indirectly, assist or have an active interest in (whether as a principal, stockholder, lender, employee, officer, director, partner, venturer, consultant or otherwise) in any person, firm, partnership, association, corporation or business organization, entity or enterprise that competes with or is engaged in a business which is substantially similar to the business of the Company; provided, however, that ownership of not more than two percent (2%) of the outstanding securities of any class of any publicly held corporation shall not be deemed a violation of this Section 2.5.

2.6       Activities and Interests with Companies Doing Business with the Company. Executive shall promptly disclose to the Board, in accordance with the Company’s policies, full information concerning any interests, direct or indirect, he holds (whether as a principal, stockholder, lender, executive, director, officer, partner, venturer, consultant or otherwise) in any business which, as reasonably known to Executive, purchases or provides services or products to the Company or any of its subsidiaries, provided that the Executive need not disclose any such interest resulting from ownership of not more than two (2%) of the outstanding securities of any class of any publicly held corporation.

2.7       Other Business Opportunities. Nothing in this Agreement shall be deemed to preclude the Executive from participating in other business opportunities if and to the extent that: (a) such business opportunities are not directly competitive with, similar to the business of the Company, or would otherwise be deemed to constitute an opportunity appropriate for the Company; (b) the Executive’s activities with respect to such opportunities do not have a material adverse effect on the performance of the Executive’s duties hereunder, and (c) the Executive’s activities with respect to such opportunity have been fully disclosed in writing to the Board.

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2.8       Reporting Location. For purposes of this Agreement, the Executive’s reporting location shall be Danville, CA or other agreed upon location from time to time. (the “Reporting Location”).

3.	Compensation.

3.1       Base Salary. Executive shall receive an initial annual base salary of One Hundred Fifty Thousand Dollars ($150,000.00), payable according to the Company’s normal payroll policies and procedures (the “Base Salary”) and subject to all federal, state, and municipal withholding requirements. The Base Salary shall be reviewed by the Board annually.

3.2       Cash Bonus. The Executive shall be eligible for a cash bonus equal to up to one(1) times the Base Salary pursuant to Schedule 1 attached hereto. Schedule 1 shall be revised for any Renewal Term by mutual agreement of the Board and the Executive.

3.3       Equity-Based Compensation. On the Effective Date, the Parent shall grant to the Executive 250,000 shares of the Parent’s Common Stock from the Parent’s long term incentive plan, which award shall be governed by the Restricted Stock Award Agreement annexed hereto as Exhibit A.

3.4       Benefit Plans. The Executive shall have the right to participate in employee benefit plans and insurance programs of the Parent that the Parent may sponsor from time to time and to receive customary Parent benefits, if those benefits are so offered. Nothing herein shall obligate the Company or Parent to offer any such plans or programs. If the Company or Parent elects not to offer insurance programs, they will reimburse executive for the cost of sourcing a plan of comparable value to the plan currently offered by Fit Pay.

3.5	Vacation and Holidays.

(1)       The Executive shall be entitled to take four (4) weeks of vacation, with pay, per year, which vacation level shall be reviewed by the Compensation Committee from time to time. No more than 1 times (1.0x) Executive’s authorized annual vacation allocation may be accrued, at any given time. In the event that Executive has reached his maximum authorized vacation allocation, accrual will not re-commence until Executive uses some of his paid vacation credit and thereby brings the balance below his maximum. Accrued paid vacation credit forfeited because of an excess balance cannot be retroactively reapplied. Pay will only be provided for any unused, accrued paid vacation credit at the time of Executive’s separation from the Company.

(2)       The Executive shall be entitled to such paid holidays as are generally available to all employees of the Parent.

3.6       Reimbursement. Executive shall be entitled to reimbursement within a reasonable time for all properly documented and approved expenses for travel. The Parent shall reimburse business expenses of Executive directly related to Parent business, including, but not limited to, airfare, lodging, meals, travel expenses, medical expenses while traveling not covered by insurance, business entertainment, expenses associated with entertaining business persons, local expenses to governments or governmental officials, tariffs, applicable taxes outside of the United States, special expenses associated with travel to certain countries, supplemental life insurance or supplemental insurance of any kind or special insurance rates or charges for travel outside the United States (unless such insurance is being provided by the Parent), rental cars and insurance for rental cars, and any other expenses of travel that are reasonable in nature or that have been otherwise pre-approved. Executive shall be governed by the travel and entertainment policy in effect at the Parent.

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3.7       Payroll Procedures and Policies. All payments required to be made by the Parent to the Executive pursuant to this Article Three shall be paid on a regular basis in accordance with the Parent’s normal payroll procedures and policies.

4.	Confidentially; Non-Competition; and Non-Solicitation.

4.1       Confidentiality. In consideration of employment by the Company and Executive’s receipt of the salary and other benefits associated with Executive’s employment, and in acknowledgment that (a) the Company maintains secret and confidential information, (b) during the course of Executive’s employment by the Company such secret or confidential information may become known to Executive, and (c) full protection of the Company’s business makes it essential that no employee appropriate for his or her own use, or disclose such secret or confidential information, Executive agrees that during the time of Executive’s employment and for a period of two (2) years following the termination of Executive’s employment with the Company, Executive agrees to hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by Executive alone or in conjunction with others) belonging to or concerning the Company or any of its subsidiaries, except (i) with the prior written consent of the Company duly authorized by its Board, (ii) in the course of the proper performance of Executive’s duties hereunder, (iii) for information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by Executive or his affiliates or (y) that becomes available to Executive on a nonconfidential basis from a source other than the Company or its subsidiaries who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company, or (iv) as required by applicable law or legal process.

4.2       Non-Competition. During Executive’s employment with the Company and for a period of two (2) years following the termination of Executive’s employment with the Company, Executive shall not be engaged as an officer or executive of, or in any way be associated in a management or ownership capacity with any corporation, company, partnership or other enterprise or venture which conducts a business which is in direct competition with the business of the Company; provided, however, that Executive may own not more than two percent (2%) of the outstanding securities, or equivalent equity interests, of any class of any corporation, company, partnership, or either enterprise that is in direct competition with the business of the Company, which securities are listed on a national securities exchange or traded in the over-the-counter market. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof. This Section 4.2 shall become void and unenforceable if Executive is terminated without cause, Executive’s employment is not renewed without cause or if Executive is terminated, expressly or constructively, resulting from or arising out of Parent’s unwillingness or inability to meet its obligations under this Agreement.

4.3       Non-Solicitation. Executive also agrees that he will not, directly or indirectly, during the term of his employment or within two (2) years after termination of his employment for any reason, in any manner, encourage, persuade, or induce any other employee of the Company to terminate his employment, or any person or entity engaged by the Company to represent it to terminate that relationship without the express written approval of the Company. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

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5.	Termination. Executive's employment and the Employment Term shall terminate on the first of the following to occur:

5.1       Inability to Work. Upon ten days' prior written notice by the Company to Executive of termination due to Inability to Work. For purposes of this Agreement, “Inability to Work” shall mean that Executive, because of accident, disability, or physical or mental illness, is incapable of performing Executive's duties to the Company or any affiliate of the Company, as determined by the Board. Notwithstanding the foregoing, Executive will be deemed to have become incapable of performing Executive's duties to the Company or any affiliate of the Company if (i) Executive is incapable of so doing for (A) a continuous period of one hundred eighty days and remains so incapable at the end of such one hundred eighty day period or (B) periods amounting in the aggregate to one hundred eighty days within any one period of two hundred ten days and remains so incapable at the end of such aggregate period of two hundred ten days, (ii) Executive qualifies to receive long-term disability payments under the long-term disability insurance program, as it may be amended from time to time, covering employees of the Company or affiliates of the Company to which Executive provides services and in which program Executive participates or (iii) Executive qualifies as totally disabled under United States Social Security Administration regulations.

5.2	Death. Automatically upon the date of death of Executive.

5.3       Cause. Immediately upon written notice by the Company to Executive of a termination for Cause. “Cause” shall mean (i) Executive's willful failure to perform Executive's duties to the Company or to follow the lawful directives of the CEO or the Board (other than as a result of death or Inability to Work) which failure, to the extent curable is not cured within thirty (30) days after written notice of any such failure to perform such duties or directives was given to Executive specifying the nature of such failure; (ii) conviction of, or pleading of guilty to, a felony; (iii) Executive's failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company or any of its affiliates, which failure, to the extent curable is not cured within thirty (30) days after written notice of any such failure to perform such duties or directives was given to Executive specifying the nature of such failure; (iv) Executive's performance of any act of theft, embezzlement, fraud, malfeasance or misappropriation of the Company’s or any of its affiliates’ property; or (v) breach of this Agreement or any other agreement with the Company or any of its affiliates, or a violation of the Company’s or Parent’s code of conduct or other written policy, which failure, to the extent curable is not cured within thirty (30) days after written notice of any such failure to perform such duties or directives was given to Executive specifying the nature of such failure.

5.4       Without Cause. Immediately upon written notice by the Company to Executive of an involuntary termination without Cause (other than for death or Inability to Work).

5.5       By Executive. Upon sixty days’ prior written notice by Executive to the Company of Executive's voluntary termination of employment for any reason (which the Company may, in its sole discretion, make effective earlier than any notice date), or immediately upon written notice by Executive to the Company for Good Reason. “Good Reason” shall mean any of the following (without Executive’s express prior written consent): (i) any material breach by the Company of this Agreement; (ii) any material adverse change in Executive’s title, duties, responsibilities or reporting obligations; (iii) any reduction in the Executive’s annual rate of Base Salary; (iv) a requirement by the Company that Executive perform any act that is unlawful or dishonest; or (v) a requirement by the Company that the Executive relocate his principal place of business to any location outside of a radius of 30 miles from the Reporting Location.

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5.6         Expiration of Employment Term; Non-Extension of Agreement. Automatically upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or Executive pursuant to the provisions of Section 2.2.

5.7	Consequences of Termination.

(1)       Death. In the event that Executive’s employment and the Employment Term ends on account of Executive's death, Executive or Executive's estate, as the case may be, shall be entitled to the following (with the amounts due to be paid within sixty days following termination of employment, or such earlier date as may be required by applicable law):

(i)       any unpaid Base Salary through the date of termination;

(ii)      reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii)     any accrued but unused vacation time in accordance with Company policy; and

(iv)     all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, the “Accrued Benefits”).

5.8        Inability to Work. In the event that Executive’s employment and/or Employment Term ends on account of Executive’s Inability to Work, the Company shall pay or provide Executive with the Accrued Benefits.

5.9        Termination for Cause or by Executive or as a Result of Executive Non- Extension of this Agreement. If Executive’s employment is terminated (x) by the Company for Cause, (y) by Executive for any reason, or (z) as a result of Executive’s election not to extend the Employment Term as provided in Section 2, the Company shall pay to Executive the Accrued Benefits.

5.10       Termination as a Result of Company Non-Extension of this Agreement. If Executive’s employment is terminated as a result of the Company’s election not to extend the Employment Term as provided in Section 2, the Company shall pay to Executive the Accrued Benefits.

5.11       Termination Without Cause or for Good Reason. If Executive’s employment is terminated by the Company other than for Cause or by Executive for Good Reason prior to the end of the Initial Term or a Renewal Term, as the case may be, the Company shall pay or provide Executive with the following:

(1)       the Accrued Benefits; and

(2)       subject to Executive’s continued compliance with the obligations in Article Four, an amount equal to the Base Salary multiplied by a fraction equal to the number of days remaining in the Initial Term or a Renewal Term, as the case may be, divided by 365, paid monthly for the remainder of the Initial Term or a Renewal Term, as the case may be.

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Payments and benefits provided in this Section shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company.

Further, the payments and benefits set out in this Section are the Company’s sole obligation and are intended and deemed to satisfy all of the Company's obligations in connection with the termination of Executive’s employment in the event of a termination by the Company without Cause, whether statutory, contractual or at law.

5.12       Other Obligations. Upon any termination of Executive’s employment with the Company, Executive shall promptly resign or be automatically terminated, as applicable, from the Board and any other position as an officer, director or fiduciary of any Company-related entity.

5.13       Exclusive Remedy. The amounts payable to Executive following termination of employment and the Employment Term hereunder shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims that Executive may have in respect of Executive’s employment with the Company or any of its affiliates, and Executive acknowledges that such amounts are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or any breach of this Agreement.

5.14       Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company.

6.	Miscellaneous.

6.1       Benefit. This Agreement shall inure to the benefit of and be binding upon each of the Parties, and their respective successors. This Agreement shall not be assignable by the Executive without the prior written consent of the Company. The Company shall require any successor, whether direct or indirect, to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by instrument in a form reasonably satisfactory to Executive, this Agreement and any other agreements between Executive and the Company or any of its subsidiaries, in the same manner and to the same extent as the Company.

6.2       Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction.

6.3       Counterparts. This Agreement may be executed in counterparts and via facsimile, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

6.4       Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

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6.5       Severability. Any term or provision of this Agreement that shall be prohibited or declared invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or declaration, without invalidating the remaining terms and provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions hereof, being severable, shall remain in full force and effect in such circumstance or situation, and such term or provision shall remain valid and in effect in any other circumstances or situation.

6.6       Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

6.7       Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party, if not then in breach of this Agreement, may be without an adequate remedy at law owing to the unique nature of the contemplated relationship. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement, by the Party in breach, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

6.8        Attorney’s Fees . If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement, the prevailing Party in such action shall be entitled to recover from the Party against whom enforcement is sought its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

6.9        No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party, or otherwise, shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties and shall be effective only to the extent specifically set forth in such writing.

6.10       Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

6.11       Amendment. This Agreement may be amended only by a writing signed by all of the Parties hereto.

6.12       Entire Agreement. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings, written or oral, with respect to the subject matter of this Agreement.

6.13       Survival. This Agreement shall constitute a binding obligation of the Company and any successor thereto. Notwithstanding any other provision in this Agreement, the obligations under Article 5 shall survive termination of this Agreement.

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6.14       Savings Clause. If any provision of this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by applicable law.

6.15       No Limitation. Notwithstanding any other provision of this Agreement, for avoidance of doubt, the parties confirm that the foregoing does not apply to or limit Executive’s rights under Delaware law or the Company’s Certificate of Incorporation, as amended, and/or its Bylaws, as amended.

6.16       Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand or (ii) if mailed by certified or registered mail with postage prepaid, on the third day after the date on which it is so mailed:

(1)	if to Executive:

Michael Orlando

3968 Welshland Street

Danville, CA 94506

(2)	if to the Company:

Nxt-ID, Inc.,

285 North Drive, Suite D Melbourne, FL 32934

Attn: Chairman, Compensation Committee

or to such other address as may have been furnished to Executive by the Company or to the Company by Executive, as the case may be.

[signature page follows]

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IN WITNESS WHEREOF, the parties have set their hands and seals hereunto on the date first above written.

Nxt-ID, Inc		Michael J. Orlando

By:	/s/ Gino Pereira	/s/ Michael J. Orlando
Name:	Gino Pereira
Title:	CEO

Schedule 1

Cash Bonus

As determined and approved by the Compensation Committee.

Exhibit A

Restricted Stock Award Agreement